Exhibit 99.1

Gastar Exploration Announces Increased Reserve Certification for PEL 238 Coal Seam Gas Project in NSW, Australia

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today that independent estimates from Netherland Sewell & Associates, Inc. (“NSAI”) for gross Proved and Probable (2P) gas reserves in the Bohena Project Area of PEL 238, located in New South Wales, Australia, have increased over 300 percent. Certified gross 2P gas reserves were 185 Bcf, including 21 Bcf of gross Proved (1P) reserves at December 31, 2007, compared to 59 Bcf at September 1, 2007, of which the same 21 Bcf was certified as 1P reserves as determined under Society of Petroleum Engineers (SPE) guidelines. Gastar owns a 35% working interest (approximately 31% net revenue interest) in the project, and Eastern Star Gas, (ASX:ESG), the operator, holds the remaining interest.

The increase in certified reserves is based on the assessment of initial results from a corehole program conducted in the second half of 2007. Data from the corehole program confirmed the continuity and quality of the targeted Bohena coal seam within the Maules Creek coal measures, and as a result, allows extrapolation of the test results to date from the Bohena and Bibblewindi production pilots.

J. Russell Porter, Gastar’s President & CEO, stated, “The increase in certified 2P reserves to 185 Bcf is a major step towards establishing the required reserves to meet projected commitments under the Memorandums of Understanding executed with Macquarie Generation (up to 500 Bcf) and Babcock & Brown (up to 40 Bcf per year). We expect additional increases in reserve certifications as a result of the activities planned for 2008 on PEL 238.”

“Gastar and our joint venture partner, Eastern Star Gas, are currently finalizing plans for a work program to be carried out during 2008 that is expected to include an expanded corehole program and the drilling of additional coal seam gas production pilots. As a part of our 2008 program, we anticipate the trial use of horizontal wells in order to compare results with the vertical fracture stimulated wells that have been used in the existing production pilots.”

The United States Securities and Exchange Commission (the “SEC”) has generally permitted natural gas and oil companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “Probable (2P) gas reserves”, “gross 2P gas reserves” or other descriptions of volumes of hydrocarbons that the SEC guidelines may prohibit us from including in filings with the SEC. Estimates of probable gas reserves do not reflect volumes that are demonstrated as being commercial or technically recoverable. Even if commercially or technically recoverable, a significant recovery factor would be applied to these volumes to determine estimates of proved reserves. Accordingly, these estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 7 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin, PEL 238, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 27, 2007 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
Chief Executive Officer
J. Russell Porter, 713-739-1800
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com